As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Palomar Medical Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3128178 (I.R.S. employer identification no.)

82 Cambridge Street, Burlington, MA (Address of principal executive offices)	01803 (Zip code)

Palomar Medical Technologies, Inc. 2004 Stock Incentive Plan
Warrants to Purchase Common Stock of Palomar Medical Technologies, Inc.
(Full title of the plans)

Paul S. Weiner
Chief Financial Officer
Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, Massachusetts 01803
(Name and address of agent for service)
(781) 993-2300
Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
common stock, $0.01 par value (1)	3,283,000 (2)	$ 16.56 (3)	$54,366,480	$6,889

common stock, $0.01 par value (1)	717,000 (4)	$ 16.57 (5)	$11,629,740	$1,506

common stock, $0.01 par value (1)	105,000 (6)	$ 3.1875 (7)	$ 334,688	$43

common stock, $0.01 par value (1)	55,000 (8)	$ 1.96875 (7)	$ 108,282	$14

common stock, $0.01 par value (1)	20,000 (9)	$ 2.8125 (7)	$ 56,250	$8

Total				$8,460

(1)	Each share includes one right to purchase shares of our series A participating cumulative preferred stock pursuant to our rights agreement dated April 20, 1999.
(2)	Represents shares of common stock issuable upon exercise of stock options outstanding under the Palomar Medical Technologies, Inc. 2004 Stock Incentive Plan.
(3)	Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the weighted average exercise price per share of the options outstanding under the 2004 Stock Incentive Plan.
(4)	Represents shares of common stock issuable upon exercise of the maximum number of stock options that may become available for grant pursuant to the terms of the 2004 Stock Incentive Plan.
(5)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on May 18, 2004.
(6)	Represents shares of common stock issuable upon exercise of various common stock purchase warrants issued to certain of our directors that are exercisable at $3.1875 per share.
(7)	Calculated pursuant to Rules 457(h)(1) under the Securities Act of 1933 based on the exercise price per share of the warrants.
(8)	Represents shares of common stock issuable upon exercise of various common stock purchase warrants issued to certain of our directors that are exercisable at $1.96875 per share.
(9)	Represents shares of common stock issuable upon exercise of various common stock purchase warrants issued to certain of our directors that are exercisable at $2.8125 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2004; and

(c)

The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934 on June 16, 1992, including any amendment or report filed for the purpose of updating such description.

        All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interest of Named Experts and Counsel

        The validity of the securities we are registering is being passed upon by our general counsel, Patricia A. Davis.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, as amended, provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article IX of our bylaws provides that we will provide this level of indemnification to our directors, executive officers and advisory council members to the full extent legally permissible, as well as others serving in similar positions in other enterprises at our request.

        Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article IX of our bylaws provides that we will provide this level of indemnification to our directors, executive officers and advisory council members to the full extent legally permissible, as well as others serving in similar positions in other enterprises at our request.

        Our bylaws also provide that our board of directors may authorize similar indemnification to our other employees and agents. In addition, our board of directors may authorize the purchase and maintenance of insurance for our directors, officers, employees, advisory council members and agents, as well as others serving in similar positions in other enterprises at our request, against any liability asserted against such persons as a result of these positions, whether or not we would have the power to indemnify them for such liability.

        Section 102(b)(7) of the Delaware General Corporation Law gives us the power to adopt a charter provision eliminating or limiting the personal liability of our directors to us or our stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed

      Not Applicable.

Item 8. Exhibits
Exhibit No.	Description
4.1	Second Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, Registration No. 333-70391).

4.2	Certificate of Designation, Preferences and Rights of the Series A Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 1999).

4.3	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K for the year ended December 31, 2003).

4.4	Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on December 16, 1999).

4.5	Specimen certificate for common stock (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K/A for the year ended December 31, 1996).

4.6	Rights Agreement with American Stock Transfer and Trust Company dated April 20, 1999 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 21, 1999).

4.7	Form of Rights Certificate (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on April 21, 1999).

5.1	Opinion of General Counsel of Palomar.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of General Counsel of Palomar (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1	Form of Company Warrant to Purchase Common Stock (for warrants issued at an exercise price of $3.1875 per share).

99.2	Form of Company Warrant to Purchase Common Stock (for warrants issued at exercise prices of $1.96875 and $ 2.8125 per share).

Item 9. Undertakings (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on May 21, 2004.

Palomar Medical Technologies, Inc.

By: /s/ Joseph P. Caruso
Joseph P. Caruso
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Joseph P. Caruso, Paul S. Weiner and Patricia A. Davis, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for either or both of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louis P. Valente	Chairman of the Board	May 21, 2004
Louis P. Valente

/s/ Joseph P. Caruso	President and Chief Executive Officer	May 21, 2004
Joseph P. Caruso	(Principal Executive Officer)

/s/ Paul S. Weiner	Chief Financial Officer, Treasurer	May 21, 2004
Paul S. Weiner	(Principal Financial Officer, Principal
Accounting Officer)

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/s/ Jeanne Cohane	Director	May 21, 2004
Jeanne Cohane

/s/ Nicholas P. Economou	Director	May 21, 2004
Nicholas P. Economou

/s/ James G. Martin	Director	May 21, 2004
James G. Martin

/s/ A. Neil Pappalardo	Director	May 21, 2004
A. Neil Pappalardo

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Exhibit Index

Exhibit No.	Description
4.1	Second Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, Registration No. 333-70391).
4.2	Certificate of Designation, Preferences and Rights of the Series A Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 1999).
4.3	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K for the year ended December 31, 2003).
4.4	Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on December 16, 1999).
4.5	Specimen certificate for common stock (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K/A for the year ended December 31, 1996).
4.6	Rights Agreement with American Stock Transfer and Trust Company dated April 20, 1999 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 21, 1999).
4.7	Form of Rights Certificate (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on April 21, 1999).
5.1	Opinion of General Counsel of Palomar.
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of General Counsel of Palomar (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
99.1	Form of Company Warrant to Purchase Common Stock (for warrants issued at an exercise price of $3.1875 per share).
99.2	Form of Company Warrant to Purchase Common Stock (for warrants issued at exercise prices of $1.96875 and $ 2.8125 per share).
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